Registration No. 333-264388

Filed Pursuant to Rule 433

Dated December 12, 2023

NEW ISSUE: Bank of Montreal’s Autocallable Barrier Notes with Memory Coupons Linked to a Reference Asset These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Issuer: Bank of Montreal Minimum Investment: $1,000 (and $1,000 increments thereafter) DATES Offering Period Closes: December 15, 2023 (at 2 pm NY Time.) Pricing Date: On or about December 15, 2023 Settlement Date: On or about December 20, 2023 Valuation Date: On or about December 15, 2025 Maturity Date: On or about December 18, 2025 Term: Approximately 2 Years Issue: PSARC - 325 REFERENCE ASSET The common stock of Devon Energy Corporation (Bloomberg Symbol: “DVN”). PRELIMINARY TERMS Contingent Interest Rate: 13.50% of the principal per annum (approximately 3.375% per quarter), if payable, unless earlier redeemed. Initial Level: The closing level of the Reference Asset on the Pricing Date. Final Level: The closing level of the Reference Asset on the Valuation Date. Call Level: 100% of the Initial Level Trigger Level: 57% of the Initial Level Coupon Barrier Level: 57% of the Initial Level CUSIP 06369NPX3 Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. This term sheet, which gives a brief summary of the preliminary terms of the notes, relates to, and should be read in conjunction with, the preliminary pr ici ng supplement dated December 12, 2023, the Product Supplement dated July 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated May 26, 202 2. We urge investors to carefully review all documents, including the pricing supplement and the product supplement, prior to making an investment decision. 1 SEC File No. 333 - 264388 | December 12, 2023 PRELIMINARY TERMS CONTINUED Contingent Coupons: If the closing level of the Reference Asset on an Observation Date is greater than or equal to its Coupon Barrier Level, on the corresponding Contingent Coupon Payment Date you will receive ( i ) a Contingent Coupon (calculated at the Contingent Interest Rate) in respect of that Observation Date and (ii) any previously unpaid Contingent Coupons in respect of any prior Observation Dates pursuant to the Memory Coupon Feature. Please see page 2 of this term sheet for the table of Contingent Coupon Payment Dates and Observation Dates. Memory Coupon Feature: If a Contingent Coupon is not paid on a Coupon Payment Date (other than the Maturity Date) because the closing level of the Reference Asset is less than its Coupon Barrier Level on the related Observation Date, such Contingent Coupon will be paid on a later Contingent Coupon Payment Date if the closing level of the Reference Asset is greater than or equal to its Coupon Barrier Level on the relevant Observation Date. Automatic Redemption: Beginning on June 17, 2024, if, on any Observation Date, the closing level of the Reference Asset is greater than its Call Level, the notes will be automatically redeemed. Call Settlement Dates: If the notes are automatically redeemed, the Contingent Coupon Payment Date immediately following the relevant Observation Date. Trigger Event: The Final Level of the Reference Asset is less than its Trigger Level on the Valuation Date . Payment Upon Automatic Redemption : If the notes are automatically redeemed, then, on the applicable Call Settlement Date, for each $1,000 principal amount, investors will receive $1,000 plus any Contingent Coupon otherwise due. Payment at Maturity (if held to the Maturity Date): If the notes are not automatically redeemed, the payment at maturity for the notes is based on the performance of the Reference Asset. You will receive $1,000 for each $1,000 in principal amount of the note, unless a Trigger Event has occurred. If a Trigger Event has occurred, you will receive at maturity, for each $1,000 in principal amount of your notes, a number of shares of equal to its Physical Delivery Amount (or, at our election the Cash Delivery Amount). Fractional shares will be paid in cash. The Physical Delivery Amount will be less than the principal amount of your notes, and may be zero. INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential to earn periodic income, subject to an automatic redemption, while offering limited downside protection against a slight to moderate decline in the Reference Asset over the term of the notes. As such, the notes may be suitable for investors with a moderately bullish view of the Reference Asset over the term of the notes. The performance of the notes may not be consistent with the investment objective.

Observation Dates and Contingent Coupon Payment Dates : Percentage Change: The quotient, expressed as a percentage, of the following formula: (Final Level - Initial Level) Initial Level Physical Delivery Amount: The number of shares of the Reference Asset equal to $1,000 divided by the Initial Level. Any fractional shares will be paid in cash. Cash Delivery Amount: The amount in cash equal to the product of (1) the Physical Delivery Amount and (2) the Final Level of the Reference Asset. Principal at Risk: Investors in these notes could lose all or a substantial portion of their investment at maturity if there has been a decline in the level of the Reference Asset and the Final Level of the Reference Asset is less than its Trigger Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Secondary Market: The notes will not be listed on any securities exchange. Although not obligated to do so, BMO Capital Markets Corp. (or one of its affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. 2 Observation Dates Contingent Coupon Payment Dates March 15, 2024 March 20, 2024 June 17, 2024 June 21, 2023 September 16, 2024 September 19, 2024 December 16, 2024 December 19, 2024 March 17, 2025 March 20, 2025 June 16, 2025 June 20, 2025 September 15, 2025 September 18, 2025 Valuation Date Maturity Date

3 Selected Risk Considerations: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the preliminary pricing supplement and the product supplement to which this term sheet relates before making an investment decision. • You could lose up to the entire principal amount of your notes, and your potential return on the notes is limited to any Contingent Coupon payments, if any. If the notes are not automatically redeemed and if a Trigger Event has occurred, and if the Final Level of the Reference Asset is less than its Initial Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Reference Asset is less than its Initial Level. • You may not receive any Contingent Coupons with respect to your notes. • Your notes are subject to automatic early redemption. If the notes are so redeemed, you will not receive any additional Contingent Coupons, and you may not be able to invest the proceeds in a security with a similar return. • Your return on the notes is limited to the Contingent Coupons, if any, regardless of any appreciation in the value of the Reference Asset. • Any decline in the closing level of the Reference Asset from the Valuation Date to the Maturity Date will reduce the value of the Physical Delivery Amount. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • A higher Contingent Interest Rate or lower Trigger Levels or Coupon Barrier Levels may reflect greater expected volatility of the Reference Asset, and greater expected volatility generally indicates an increased risk of loss at maturity. • The notes are unsecured debt obligations of the Issuer and your investment is subject to the credit risk of the Issuer. • Our and our affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • You will not have any shareholder rights and will have no right to receive any shares of the Reference Asset at maturity. • We have no affiliation with the sponsor of the Reference Asset, and will not be responsible for their actions. • Changes that affect the Reference Asset will affect the market value of the notes, whether the notes will be automatically called, and the amount you will receive at maturity. Adjustments to the Reference Asset could adversely affect the notes. • The notes will not be listed on any securities exchange. BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We and our affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity.

4 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following examples illustrate the hypothetical payments on a note at maturity, assuming that the notes are not automatically called. The hypothetical payments are based on a $1,000 investment in the notes, a hypothetical Initial Level o f $100.00, a hypothetical Trigger Level of $57.00 (57% of the hypothetical Initial Level), a hypothetical Call Level of $100.00 (100% of its hypothetical Initial Level), the Contingent Interest Rate of 3.375% per quarter , a range of hypothetical Final Levels of the Reference Asset and the effect on the payment at maturity if ( i ) a Trigger Event occurs or (ii) if a Trigger Event does not occur. The hypothetical examples shown below are intended to help you understand the terms of the notes. If the notes are not automatically redeemed, the actual amount of cash or shares that you will receive at maturity will depend upon the Final Level of the Reference Asset. If the notes are automatically redeemed prior to maturity, the hypothetical examples below will not be relevant, and you will receive on the applicable Call Settlement Date, for each $1,000 principal amount, the principal amount plus any Contingent Coupons otherwise due. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. Example 1: The Final Level of the Reference Asset at maturity is $40, which is less than the Trigger Level and therefore a Trigger Event has occurred. In this case, for each $1,000 in principal amount of the notes , you will receive a number of shares of the Reference Asset equal to its Physical Delivery Amount (or, at our election its Cash Delivery Amount), which will have a total cash value of $ 400 on the Valuation Date, resulting in a loss of 60% of your principal amount. If we elect to deliver the Physical Delivery Amounts, the actual value received and your total return on the notes on the Maturity Date will depend on the value of the Reference Asset on the Maturity Date. Your loss of principal may be partially offset by Contingent Coupons, if any, received with respect to the notes. Example 2: The Final Level of the Reference Asset at maturity is $90 and therefore a Trigger Event has not occurred. In this case, you will receive a payment equal to the principal amount of your notes. You will not receive any positive return on your investment other than any Contingent Coupons. Example 3: The Final Level of the Reference Asset at maturity is $120, which is 20% greater than the Initial Level. In this case, you will receive a payment equal to the principal amount of your notes. You will not receive any positive return on your investment other than any Contingent Coupons.

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated December 12, 2023 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to the m in the preliminary pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term s hee t relates. Information about retrieving these documents can be found elsewhere in this term sheet. • Preliminary Pricing Supplement dated December 12, 2023: https://www.sec.gov/Archives/edgar/data/927971/000121465923016287/z1211232fwp.htm • Product Supplement dated July 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922009102/r712220424b2.htm • Prospectus Supplement and Prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the preliminary pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the product supplement, the se ction “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences ” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor abo ut your own tax situation. 5